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                                                               Exhibit (9)(f)




                              OMNIBUS FEE AGREEMENT


     THIS AGREEMENT is made as of this 1st day of November, 1997, by and among THE SESSIONS GROUP (the "Company"), an Ohio business trust, BISYS FUND SERVICES LIMITED PARTNERSHIP, d/b/a BISYS FUND SERVICES ("BISYS LP"), an Ohio limited partnership, and BISYS FUND SERVICES, INC. ("BISYS"), a Delaware corporation.

     WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") consisting of several series of shares of beneficial interest ("Shares");

     WHEREAS, the Company and BISYS LP have entered into an Administration Agreement, dated November 1, 1997, concerning the provision of management and administrative services for the Riverside Capital series of the Company (individually referred to herein as a "Fund" and collectively as the "Funds");

     WHEREAS, the Company and BISYS have entered into a Fund Accounting Agreement, dated November 1, 1997, concerning the provision of fund accounting services for the Funds; and

     WHEREAS, the parties desire to set forth the compensation payable by the Company under the foregoing agreements in a separate written document.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1. The Administration Agreement and Fund Accounting Agreement referred to herein shall be referred to collectively as the "Service Agreements."

     2. The Company shall pay to BISYS LP all of the compensation set forth herein on the dates set forth herein.

     3. The amount of the compensation due and payable to BISYS LP shall be the aggregate fee amount due and payable for Administration and Fund Accounting services set forth in Schedule A hereto during the term of the Service Agreements.

     4. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Ohio.

     5. The Sessions Group is a business trust organized under Chapter 1746, Ohio Revised Code and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of


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          the "The Sessions Group" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Company personally, but bind only the assets of the Company, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with any of the Funds of the Company must look solely to the assets of the Company belonging to such Fund for the enforcement of any claims against the Company.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

                                            THE SESSIONS GROUP


                                            By:
                                               ----------------------------

                                            BISYS FUND SERVICES LIMITED
                                            PARTNERSHIP

                                            By:  BISYS FUND SERVICES, INC.,
                                                     General Partner


                                            By:
                                               ----------------------------



                                            BISYS FUND SERVICES, INC.

                                            By:
                                               ----------------------------




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                                   SCHEDULE A

                                  FEE SCHEDULE
                           FOR ADMINISTRATION AND FUND
                               ACCOUNTING SERVICES


     The Company will pay to BISYS LP on the first business day of each month, or at such time(s) as BISYS LP shall request and the parties hereto shall agree, a fee computed daily at the annual rate set forth below:

          Twenty one-hundredths of one percent (.20%) of the Company's average daily net assets attributable to the Funds, as calculated in accordance with the Funds' current Prospectus and Statement of Additional Information.

     The fee payable by the Company hereunder shall be allocated to each Fund based upon its pro rata share of the total fee payable hereunder. Such fee as is attributable to each Fund shall be a separate (and not joint or joint and several) obligation of each such Fund. The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in the Service Agreements.